TIA II, INC.
58 Heng Shan Road, Kun Lun Shopping Mall,
Harbin, The People’s Republic of China 150090

December 17, 2008

VIA EMAIL
Ronnie Conigliaro, Partner
Marcum & Kliegman
655 Third Avenue
16th Floor
New York, NY 10017

Dear Mr. Conigliaro:

We are hereby notifying you that effective as of the date hereof Marcum & Kliegman LLP is hereby terminated as Tia II, Inc.’s independent registered public accountant.

Enclosed is a copy of the Current Report the Company intends to file in December, 2008 on SEC Form 8-K under item 4.01 disclosing the change in accountants.  Please review the Form 8-K and its disclosures and provide us with your firm’s written consent to file the accountant’s letter to be included as Exhibit 16 to the Form no later than December 18, 2008.  Thank you.

Sincerely,

/s/ Xiqun Yu
Xiqun Yu
Chief Executive Officer